Exhibit 10.5

December 26, 2022

Jonathan Wang

Dear Jon,

We are pleased to extend to you an offer of employment with lnmagene LLC. This offer is for an exempt, fulltime position as CEO, reporting into Board of Directors. Your projected starting date will be January 1st, 2023.

You will be compensated at a rate of $330,000 annually, and will be entitled to a year-end performance-based bonus (target at 30% of the base salary; subject to performance review).

As an lnmagene LLC employee you will be entitled to medical, dental, and ancillary benefits, as well as paid vacation, sick leave and national holidays, according to lnmagene LLC's employee policies. Additionally, lnmagene LLC offers a 401K retirement plan with a 4% company match.

Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees. Therefore, if you accept this position, you will be required to complete a Form 1-9 upon hire. Within three business days of employment, you will need to provide acceptable documentation (as noted on the Form 1-9) of your identity and work authorization.

Sincerely,

/s/ Jonathan Wang

Jonathan Wang, Director
lnmagene – Biopharmaceuticals

Confirmed acceptance of the above offer:

Signature:	Date:

/s/ Jonathan Wang	12/31/2022